Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

USA TRUCK, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	250,000(2)	$15.69505(3)	$3,923,763	.0000927	$363.73
Total Offering Amounts					$3,923,763		$363.73
Total Fee Offsets(4)							—
Net Fee Due							$363.73

(1)	In addition to the shares of common stock set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminate number of additional shares of common stock as may become issuable pursuant to the anti-dilution adjustment provisions of the USA Truck, Inc. 2014 Omnibus Incentive Plan, as amended.

(2)	Represents the additional shares of common stock available for future issuance under the USA Truck, Inc. 2014 Omnibus Incentive Plan pursuant to the Third Amendment to the Incentive Plan.

(3)	Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices per share of the common stock of USA Truck, Inc. as reported on the NASDAQ Global Select Market on May 19, 2022.

(4)	The Company does not have any fee offsets.